Exhibit 23

Consent of Independent Registered Public Accounting Firm

Callisto Pharmaceuticals, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S8 (Nos. 333-119648 and 333-130716) of Callisto Pharmaceuticals, Inc. and Subsidiaries (a development stage company) of our report dated April 15, 2009, relating to the consolidated financial statements, which appear in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO Seidman, LLP
New York, NY

April 15, 2009